Exhibit 10.38

Letter of Indemnification
Dated April 21, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Germany – SIG)

THIS LETTER OF INDEMNIFICATION (this “Letter”) is dated on
April 21, 2010 and made between
Rank Group Limited (registered in New Zealand whose registered office is at c/- Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand) (“Rank”);
and
Each Indemnitee (as defined below).
BACKGROUND
A.	On 5 November 2009 Beverage Packaging Holdings (Luxembourg) III S.à r.l. acquired, both directly and through a subsidiary, the Closure Systems International group of companies and the Reynolds Consumer Products group of companies. The financing arrangements put in place for this acquisition, and the original acquisition of the SIG group of companies, were amended or replaced, including (without limitation) by (i) the entry into of a senior secured credit agreement, dated 5 November 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein and Credit Suisse AG as administrative agent (as subsequently amended, restated or otherwise modified from time to time, the “Senior Credit Facilities”), (ii) the entry into of an indenture dated 5 November 2009 (the “2009 Indenture”), in respect of senior secured notes due 2016 (the “2009 Notes”) and (iii) entry into certain intercreditor arrangements in respect of the Senior Credit Facilities, the 2009 Notes, and certain senior notes and senior subordinated notes issued in 2007 by Beverage Packaging Holdings (Luxembourg) II S.A. (together the “2007 Notes”) (collectively, the “Existing Financing”).
B.	It is currently anticipated that RGHL will indirectly acquire (i) the Evergreen group of companies (the “Evergreen Group”) from certain subsidiaries of the parent of the Evergreen Group, Carter Holt Harvey Limited (“CHH”) and (ii) the business, assets and liabilities of the Whakatane Paper Mill from CHH (collectively, the “Acquisition”).
C.	In connection with the Acquisition, certain members of the Evergreen Group, RGHL and certain of its subsidiaries will incur additional debt, and that the Existing Financing will be supplemented and/or amended. The German Subsidiary (as defined below) may, among other things, be required to do all or some of the following:

1.	enter into a new indenture in respect of new unsecured notes (the “Unsecured Notes”) issued by an indirect subsidiary of RGHL, including the provision of unsecured guarantees in respect of such notes;

2.	confirm that the guarantees and/or security provided by the German Subsidiary in respect of the 2009 Notes extends to any additional senior secured notes, issued either by way of (i) a supplement to the 2009 Indenture or (ii) a new senior notes indenture (collectively, the Senior Secured Notes”);

3.	confirm that the guarantees and/or security provided by the German Subsidiary in respect of the Senior Credit Facilities extends to the additional debt incurred either under (i) an incremental facility provided for in the Senior Credit Facilities and/or (ii) an amendment to the Senior Credit Facilities (collectively, the “Bank Debt”); and

4.	enter into new, and/or amend existing, intercreditor arrangements in respect of the Unsecured Notes, the Senior Secured Notes, the Bank Debt and the 2007 Notes,

(collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
IT IS AGREED as follows:
1.	Definitions

“Director” means any managing director (Geschäftsführer) , in the case of SIG Euro Holding AG & Co. KGaA, members of the board of directors (Verwaltungsrat) of its general partner SIG Reinag AG.

“German Subsidiary” means each company and partnership listed in Part A of the Schedule to this Letter.

“Indemnitee” means each person listed in Part B of the Schedule to this Letter.

“Indemnitee Company” means, in relation to an Indemnitee, any German Subsidiary of which an Indemnitee is a Director.

2.	Indemnification

Rank shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter, an Indemnitee shall not be entitled to indemnification under this Letter:
1.	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

2.	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Letter.
4.	Indemnification Procedure

A.	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter. To obtain indemnification payments or advances under this Letter, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

B.	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

C.	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter and this Letter as such shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction; Language

This Letter shall be governed by and its provisions construed in accordance with German law. For the benefit of each Indemnitee, Rank submits to the non-exclusive jurisdiction of the courts of Neuss (Germany) to settle any dispute arising out of or in connection with this Letter (including any dispute regarding the existence, validity or termination of this Letter).

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter.

7.	Amendments

No amendment or modification of this Letter shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter.

This Letter Agreement has been executed as of the date stated at the beginning hereof.

Rank Group Limited
/s/ Graeme Hart
By: Graeme Hart
Position: Director
Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
List of German Subsidiaries
•	SIG Beverages Germany GmbH

•	SIG Combibloc Holding GmbH

•	SIG Combibloc Systems GmbH

•	SIG Combibloc GmbH

•	SIG Combibloc Zerspanungstechnik GmbH

•	SIG Information Technology GmbH

•	SIG International Services GmbH

•	SIG Vietnam Beteiligungs GmbH

•	SIG Euro Holding AG & Co KGaA

Part B
List of Indemnitees
•	Marco Haussener

•	Joachim Frommherz

•	Holger Dickers

•	Markus Boehm

•	Stefan Breu

•	André Rosenstock

•	Christian Alt

•	Jan-Eric Kruse

•	Hermann-Josef Bücker

•	Timo Snellman

•	Dr Franz Josef Collin

•	Dr Daniel Kiwit

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